Exhibit 10.1

AUTODESK, INC.

Relocation Policy Addendum for Mark Hawkins

This Relocation Policy Addendum for Mark Hawkins (this “Addendum”) is an addendum to the Autodesk, Inc. North American Relocation Policy, Package A (“Policy”) as it was incorporated into the offer of employment made to Mark Hawkins on or about March 30, 2009 (“Package”).

The Section of the Package entitled “Real Estate Expense Assistance for Current Homeowners”, is hereby deleted and replaced with the following:

“Real Estate Expense Assistance for Current Homeowners

The following expense assistance described in this Section is subject to the total maximum benefit allowance described in the Section entitled “Calculation and Duration of Relocation Benefit”, below.

Sale of Primary Residence – Selling Closing Cost Reimbursement

Expenses such as real estate commissions, inspections, title and other onetime selling costs will be covered (see Selling Closing Costs, below). However, cleaning, repair costs and buyer’s closing costs will not be included.

To be eligible for this closing cost reimbursement, the property must be your primary residence with clear and marketable title. Large tracts of land, multi-family dwellings, mobile homes and cooperatives are not eligible. The property must be completely constructed and free of Syntheitic Stucco (EIFS), mold, toxic or radon issues.

The following selling closing costs (“Selling Closing Costs”) are eligible for reimbursement and will be grossed up for taxes:

•	Real Estate Commissions, not to exceed 6% of the purchase price

•	Fees related to Lender required seller inspections

•	Escrow Fees

•	Deed Preparation Fees

•	Reconveyance Fees

•	Fees related to Title Endorsements

•	Wire Transfer Fees

Purchase of New Primary Residence – Buying Closing Cost Reimbursement

Autodesk will reimburse you for certain closing costs (the “Buying Closing Costs”) associated with the purchase of your primary residence. The Buying Closing Costs will be reimbursed after closing.

The following Buying Closing Costs are eligible for reimbursement, and will be grossed up for taxes:

•	Fees relating to title search

•	Fees relating to lender required purchaser inspections

•	Transfer taxes

•	Title insurance fees

•	Escrow and Title fees

•	Appraisal fees

•	Recording fees

•	Document preparation fees

•	Tax service fees

•	Processing & underwriting fees

•	Wire transfer and delivery fees

The following closing costs are not included for either Selling Closing Costs or Buying Closing Costs:

•	Loan origination fees

•	Loan discount points

•	Pro-rated interest costs

•	Pro-rated taxes

•	Buyer concessions

•	Repairs or cleaning fees

Please Note: A copy of the Final Closing Statement (HUD) from Title Company or closing attorney must be provided with the reimbursement form.

The Section of the Package entitled “Moving Household Goods to New Location”, is hereby deleted and replaced with the following:

“Moving Household Goods to New Location

The following expense assistance described in this Section is subject to the total maximum benefit allowance described in the Section entitled “Calculation and Duration of Relocation Benefit”, below.

The Company will pay the costs of the following with regard to the shipment of household goods, subject to the details stated below: packing and unpacking, loading and unloading, shipping, insurance and 30 days storage of goods.”

The Sections of the Package entitled “Temporary Housing” and “Rental Expense Reimbursement” are hereby deleted and replaced with the following:

“Temporary Housing and Living Expenses

The following expense assistance described in this Section is subject to the total maximum benefit allowance described in the Section entitled “Calculation and Duration of Relocation Benefit”, below.

The Company will pay all expenses relating to the provision of a fully furnished apartment located in Larkspur, California or at another location near the San Rafael, CA office. In addition, the Company will provide a per diem meal benefit for the days that Mr. Hawkins resides in the fully furnished apartment.”

The Section of the Package entitled “Reimbursement of Relocation Benefits”, is hereby deleted and replaced with the following:

“Reimbursement of Relocation Benefits

The relocation benefits paid pursuant to this Addendum (“Total Relocation Benefits”) must be reimbursed to Autodesk under the calculation provided below where (1) you voluntarily terminate your employment with Autodesk within twenty-four (24) months from August 1, 2011 or (2) Autodesk terminates your employment with the Company for Cause within twenty-four (24) months from August 1, 2011. “Cause” is determined at the Company’s sole discretion and reasons may include, but are not limited to, your violation of Company policy or failure to perform your job duties.

If reimbursement of Total Relocation Benefits is required, the amount of the reimbursement will be determined based on the percentage of the number of months you worked for the Company from August 1, 2011 divided by twenty-four (24) months. For purposes of this calculation, if you worked one day of a month, that month is considered worked for purposes of this calculation. For example, if you worked six months, you would have to reimburse the Company for 75% of Total Relocation Benefits paid to you. Your payment is due within ten calendar days of your termination. You agree, by accepting these benefits, you will reimburse them pursuant to this provision.”

The following sections are hereby added to the Package:

“Tax Assistance

Most of the relocation expenses are considered taxable income to the employee. Autodesk will assist with that tax liability (referred to as a “grossed up”). Using the marginal tax rate that applies based on your expected Autodesk income, the Company will “gross up” any non-deductable, approved relocation expenses that would otherwise be considered W-2 income.

Calculation and Duration of Relocation Benefit

As of August 1, 2011, the Company estimates the value of the Total Relocation Benefit to be approximately $200,000. This estimate is based upon current market conditions, the estimated value of your primary residence, estimated Selling Closing Costs, estimated Buying Closing Costs, estimated Moving Household Goods to New Location costs, and the estimated Tax Assistance related to applicable costs.

In the event that you sell your primary residence and purchases a new primary residence, you will be able to recover the costs associated with the Selling Closing Costs, the Buying Closing Costs, the costs associated with Moving Household Goods to New Location and the related Tax Assistance subject to a maximum amount calculated by $200,000 less amounts actually paid to you for Temporary Housing and Living Expenses, and associated Tax Assistance. For example, if by January 2012, you have incurred $50,000 related to Temporary Housing and Living Expenses plus applicable Tax Assistance, and you sell your primary residence and purchases a new primary residence, the Total Relocation Benefit available for reimbursement of actual Selling Closing Costs, actual Buying Closing Costs, actual Moving Household Goods to New Location, plus related Tax Assistance costs shall not exceed $150,000.

You may continue to receive Temporary Housing and Living Expenses and the associated Tax Assistance, until such time as the balance of the Total Relocation Benefit has been extinguished or until your employment relationship with Autodesk ends, whichever occurs first. If there is any remaining balance of the Total Relocation Benefit at the time the employment relationship ends, any unused amounts shall be retained by Autodesk.”

Except as modified by this Addendum, the terms and conditions of the Policy and the Package remain in full force and effect.

/s/ MARK J. HAWKINS	/s/ JAN BECKER
Mark Hawkins	Jan Becker, SVP Human Resources

September 21, 2011	September 21, 2011
Date	Date

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